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CONTACT:  Dave Dickson, +1 703-846-2378, Bill Cummings, +1 703-846-3110 or
          Lauren Kerr, +1 703-846-1021

Mobil news release
                                                  MOBIL CORPORATION
                                                  3225 GALLOWS ROAD
                                                  FAIRFAX, VIRGINIA 22037-0001
                                                  TELEPHONE:  (703) 846-2500


MOBIL ANNOUNCES THIRD QUARTER 1999 OPERATING EARNINGS OF $705 MILLION

                                                        Third Quarter
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                                           1998              1999             Change
                                   ------------------------------------------------------

Operating Earnings ($millions)              497               705               208
 per share ($)                             0.62              0.89              0.27
 assuming dilution ($)                     0.61              0.87              0.26

Net Income ($millions)                      509               688               179
 per share ($)                             0.64              0.87              0.23
 assuming dilution ($)                     0.63              0.85              0.22
-----------------------------------------------------------------------------------------

 . Overall, industry fundamentals and favorable expense performance helped earnings.
   .  Crude oil and natural gas prices increased significantly.
   . However, downstream margins, particularly in the international area, came under severe pressure.
   .  Per barrel operating expenses decreased 6 percent on a year-to-date basis.

 .  Upstream earnings increased primarily due to improved industry fundamentals.
   .  Crude prices were up about $8.00 per barrel; natural gas prices also up.
   .  Expense performance continued to be favorable.
   .  Exploration expenses were lower.
   . Volumes from growth areas were up significantly; however, overall production was down about 3 percent primarily due to contractual reductions in Indonesia.

 . Downstream earnings decreased as margins lagged the rapid rise in crude prices.
   . U.S. Marketing and Refining experienced a significant amount of unscheduled refinery downtime which has been rectified.
   . However, benefits from initiatives in the international area continued to grow resulting in favorable expense performance.

 .  Chemical earnings improved.
   .  Polyethylene margins strengthened.
   .  Expenses were lower.
   . Performance at the recently upgraded Beaumont olefins plant approached capacity.